Exhibit 10.1

STOCK EXCHANGE AGREEMENT

This Stock Exchange Agreement (“Agreement”) is entered into as of December 30, 2014, by and between Cloud9 Holdings Co. (“Seller”) and Financial Gravity Holdings, Inc. (“Purchaser”). Purchaser and Seller may collectively be referred to as the “Parties”.

Recitals:

WHEREAS, Seller and Seller’s Shareholders are the record owner and holder of shares of the capital stock of Cloud9 Holdings Co., a Texas corporation (“Company”); and

WHEREAS, the parties desire to enter into this Agreement pursuant to which Purchaser will purchase from Seller all outstanding shares of capital stock of the Company.

NOW, THEREFORE, in consideration of the Recitals set forth above, the terms and conditions of which are incorporated into this Agreement with the same effect as if fully restated below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                   PURCHASE AND SALE: At Closing (defined below) and subject to the terms and conditions set forth in this Agreement, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell, transfer and convey to the Purchaser 40,000,000 shares of Cloud9 Holdings Common Stock of the Company (100%) (the “Stock”).

2.                   PURCHASE PRICE: The purchase price for each share of Stock shall be as outlined in Exhibit 1 which details the form of payment.

3.                   CLOSING: The closing contemplated by this Agreement for the transfer of the Stock and the payment of the Purchase Price shall take place at 800 North Watters, Suite 120, Allen, Texas 75013, on December 31, 2014 (the “Closing”). The certificates representing the Stock shall be duly endorsed for transfer or accompanied by an appropriate stock transfer.

4.                   REPRESENTATIONS AND WARRANTIES OF SELLER: Seller hereby makes the following representations and warranties to Buyer which shall be true and correct as of the date hereof and as of Closing:

(a)	The Seller is not a party to any agreements that create rights or obligations in the Stock relating to any third party, including voting or stockholder agreement. The Seller is the lawful owner of the Stock, free and clear of any encumbrances, security interests or liens of any kind and has full power and authority to sell and transfer the Stock as contemplated in this Agreement.

(b)	To the Seller’s knowledge, the Company is duly organized, validly existing and in good standing under the laws of the State of Texas and has full power and authority to own and operate its property and assets and to carry on its business as presently conducted.

(c)	The execution, delivery, and performance of this Agreement by Seller will not conflict with or otherwise violate any contract, agreement, or restriction to which Seller or, to Seller’s knowledge, the Company is party or by which Seller or, to Seller’s knowledge, the Company is bound.

(d)	This Agreement and the agreements and instruments to be executed and delivered pursuant hereto constitute the valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws or by equitable principles that affect the rights of creditors generally.

5.                   REPRESENTATIONS AND WARRANTIES OF BUYER: Buyer hereby makes the following representations and warranties to Seller which shall be true and correct as of the date hereof and as of Closing:

(a)	Buyer has the full power and authority to enter into this Agreement and to purchase the Stock as set forth in this Agreement.

(b)	The execution, delivery, and performance of this Agreement by Buyer will not conflict with or otherwise violate any contract, agreement, or restriction to which Purchaser is a party or by which Buyer is bound.

1

(c)	This Agreement and the agreements and instruments to be executed and delivered pursuant hereto constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws or by equitable principles that affect the rights of creditors generally.

6.                   INDEMNIFICATION:

(a)	Indemnification of Buyer. Seller hereby indemnifies, defends, and holds Buyer harmless from and against any and all known or unknown claims, demands, liabilities (including, but not limited to, any transferee liabilities imposed by law), obligations, losses, fines, penalties, damages, assessments, judgments, costs, expenses (including, but not limited to, attorneys’ fees, court costs and other costs and expenses incurred in investigating, preparing or defending against any litigation, claim, action, suit, proceeding or demand of any kind or character or in enforcing this Section 6(a)) accruing prior to the Closing Date and directly or indirectly arising from or related to: (i) the operation of the business of the Company up to the Closing Date; (ii) Seller’s transfer of the Stock under this Agreement; (iii) Seller’s breach of or failure to perform any representation, warranty, covenant, duty or obligation made by or assigned to Seller under this Agreement; and/or (iv) any material inaccuracy or omission in any information furnished by Seller under this Agreement.

(b)	Indemnification of Seller. Buyer hereby indemnifies, defends and holds Seller harmless from and against any and all known or unknown claims, demands, liabilities, obligations, losses, fine, penalties, damages, assessments, judgments, costs, expense (including, but not limited to, attorneys’ fees, court costs and other costs and expenses incurred in investigating, preparing or defending against any litigation, claim, action, suit, proceeding or demand of any kind or character or in enforcing this Section 6(b)) accruing from and after the Closing Date and directly or indirectly arising from or related to: (i) Buyer’s ownership of the Membership Interest; (ii) Buyer’s operation of the business of the Company on or after the Closing Date; (iii) Buyer’s breach of or failure to perform any representation, warranty, covenant, duty, or obligation made by or assigned to Buyer under this Agreement; and/or (iv) any material inaccuracy or omission in any information furnished by Buyer under this Agreement.

7.                   SEVERABILITY: If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

8.                   BINDING EFFECT: The covenants and conditions contained in this Agreement shall apply to and bind the parties and the heirs, legal representatives, successors and permitted assigns of the Parties.

9.                   BROKER’S FEES; The Parties represent that there has been no act in connection with the transaction contemplated in this Agreement that would give rise to a valid claim against either party for a broker’s fee, finder’s fee or other similar payment.

10.                ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other agreements and understanding, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by all the parties.

11.                GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

12.                VENUE: Buyer agrees that venue for any action relating to this Agreement shall be exclusively brought in Dallas County, Texas, and agrees to submit to the jurisdiction of the United States District Court for the Northern District of Texas or any Texas state court, waiving any and all defenses to the jurisdiction and/or venue of said court, and agrees not to raise any questions or issues as to the jurisdiction or venue of either or both courts in the event that suit is brought on this Agreement.

2

13.                NOTICE: Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified, return receipt requested, postage prepaid, or delivered by overnight delivery service:

(a)	If to Purchaser:

Mr. John Pollock

Financial Gravity Holdings, Inc.

800 North Watters Road, Suite 120

Allen, Texas 75013

(b)	If to Seller:

Mr. Paul Boyd

Cloud9 Holdings Co.

800 North Watters Road, Suite 120

Allen, Texas 75013

14.                WAIVER: The failure of either party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

PURCHASER:	SELLER:

/s/ John Pollock	/s/ Paul F. Boyd
Chief Executive Officer	Chief Executive Officer

3

Exhibit 1

Shares of Financial Gravity Holdings, Inc., Value of $1.00 per share:	438,159

Shares of Financial Gravity Holdings, Inc. for each share of Cloud9 Holdings Co. equals:	0.0109

4